Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-08990, 333-30304, 333-57970, 333-70238, 333-107835, 333-114243, 333-115596, and 334-134808 on Form S-8 of our report dated March 31, 2005, April 20, 2006 as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20) relating to the financial statements and financial statement schedule of Cray Inc., appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
March 7, 2007